Period Ended November 30, 2004

John Hancock Sovereign Bond Fund

John Hancock Bond Fund
Series  1
NAV per share - Class C      $15.24
NAV per share - Class I      $15.24
NAV per share - Class R      $15.24
Dividends from net investment income
Per share Class C -           0.3025
Per share Class I -           0.3911
Per share Class R -           0.3487